Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated August 5, 2011

$[—] Notes due August 31, 2016 Linked to the Performance of the S&P 500® Index Global Medium-Term Notes, Series A, No. E-6636

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	August 26, 2011

Issue Date:	August 31, 2011

Final Valuation Date:	August 26, 2016*

Maturity Date:	August 31, 2016**

Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Reference Asset:	S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>”)

Coupon Payment(s):

If, on any Observation Date, the Index Return (as calculated on such Observation Date) is equal to or greater than the relevant Coupon Barrier, you will receive, on the relevant Coupon Payment Date, an amount per $1,000 principal amount Note calculated as follows:

[$1,000 × Digital Percentage]

Digital Percentage:	4.50%

Observation Dates:*	Each of the dates specified below (or, if such date is not an Index Business Day, the next following Index Business Day):

First Observation Date:	August 26, 2012
Second Observation Date:	August 26, 2013
Third Observation Date:	August 26, 2014
Fourth Observation Date:	August 26, 2015
Final Observation Date:	August 26, 2016

Coupon Barriers:	With respect to each Observation Date, an Index Return calculated on such Observation Date as shown in the following table:

Observation Date	Coupon Barrier
First Observation Date:	0.00%
Second Observation Date:	5.00%
Third Observation Date:	10.00%
Fourth Observation Date:	15.00%
Final Observation Date:	20.00%

Index Business Day:	A day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each Index component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Coupon Payment Date:	With respect to an Observation Date, the third Business Day following such Observation Date; provided, however, that the Coupon Payment Date with respect to the final Observation Date will be the Maturity Date.

Initial Level:	[—], the Index Closing Level on the Initial Valuation Date.

Index Closing Level:	On any Observation Date, the closing level of the Index published at the regular weekday close of trading on such Observation Date as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “SPX<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

Index Return:

With respect to any Observation Date, the performance of the Index from the Initial Level to the Index Closing Level on such Observation Date, calculated as follows:

Index Closing Level – Initial Level

Initial Level

Payment at Maturity:

If you hold your Notes to maturity, you will receive, in addition to the Coupon Payment due (if any) with respect to the final Observation Date, the principal amount of your Notes.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Survivor’s Option:

Upon request by the authorized representative of the beneficial owner of the Notes, we will repay those Notes prior to the Maturity Date following the death of the beneficial owner of the Notes, provided such Notes were acquired by the deceased beneficial owner at least six months prior to the date of the request.

The right to exercise this option will be subject to:

•        a permitted dollar amount of total exercises by all holders of these Notes in any calendar year; and

•        the permitted dollar amount of an individual exercise by a holder of these Notes in any calendar year.

For additional details regarding the Survivor’s Option, see “Description of Survivor’s Option” below.

Upon any exercise of the survivor’s option described in this preliminary pricing supplement, the authorized representative of the beneficial owner of the Notes will receive the principal amount of the deceased beneficial owner’s Notes (plus any Coupon Payments that have become payable but have not yet been paid). No additional amounts will be paid on the Notes in respect of any increases or decreases in the Index Closing Level from the prior Observation Date to any date thereafter, including any subsequent Observation Date.

Business Days:	New York and London

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KMK4 and US06738KMK42

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable on the Notes Assuming a Range of Performances of the Index

The following table illustrates hypothetical amounts payable on the Notes per $1,000 principal amount Note. The following examples are calculated on the basis of a hypothetical Initial Level of 1,254.05, the Digital Percentage of 4.50% and the assumption that the Notes are held to maturity. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The examples are hypothetical and do not purport to be representative of every possible scenario concerning increases or decreases in the Index Closing Level on any Observation Date relative to the Initial Valuation Date. We cannot predict the performance of the Index over the term of the Notes.

The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.

Example 1: In this case, as of each Observation Date, the Index Return is equal to or greater than the relevant Coupon Barrier.

Observation Date	Index Closing Level	Index Return	Coupon Barrier	Coupon Payment per $1,000 Principal Amount Note
First Observation Date	1,285.40	2.50%	0.00%	$45.00
Second Observation Date	1,329.29	6.00%	5.00%	$45.00
Third Observation Date	1,442.16	15.00%	10.00%	$45.00
Fourth Observation Date	1,504.86	20.00%	15.00%	$45.00
Final Observation Date	1,567.56	25.00%	20.00%	$45.00

PPS-2

Because the Index Return, as calculated on each Observation Date, is greater than the relevant Coupon Barrier on each such Observation Date, the Coupon Payment will be equal to $45.00 per $1,000 principal amount Note on each Coupon Payment Date, calculated as follows:

[$1,000 × Digital Percentage]

[$1,000 × 4.50%] = $45.00

Therefore, the sum of the Coupon Payments over the term of the Notes is equal to $225.00

Example 2: In this case, the Index Return is equal to or greater than the relevant Coupon Barrier on some, but not all, of the Observation Dates.

Observation Date	Index Closing Level	Index Return	Coupon Barrier	Coupon Payment per $1,000 Principal Amount Note
First Observation Date	1,222.70	-2.50%	0.00%	$0.00
Second Observation Date	1,316.75	5.00%	5.00%	$45.00
Third Observation Date	1,410.81	12.50%	10.00%	$45.00
Fourth Observation Date	1,128.65	-10.00%	15.00%	$0.00
Final Observation Date	1,442.16	15.00%	20.00%	$0.00

On the second and third Observation Dates, the Index Return is equal to or greater than the relevant Coupon Barrier. The Coupon Payment, therefore, on the second and third Coupon Payment Date will be equal to $45.00 per $1,000 principal amount Note, calculated as follows:

[$1,000 × Digital Percentage]

[$1,000 × 4.50%] = $45.00

On the first and fourth Observation Dates, the Index Closing Level was below the Initial Level, resulting in an Index Return below the applicable Coupon Barriers of 0.00% and 15.00%, respectively. On the final Observation Date, although the Index Closing Level was greater than the Initial Level, the Index Return of 15.00% is less than the Coupon Barrier of 20.00%. In each case, because the Index Return is below the relevant Coupon Barrier on each Coupon Payment Date, no Coupon Payment will be made on the Notes on the first, fourth or final Coupon Payment Dates.

Therefore, the sum of the Coupon Payments over the term of the Notes is equal to $90.00 per $1,000 principal amount Note.

Example 3: In this case, as of each Observation Date, the Index Return is less than the relevant Coupon Barrier.

Observation Date	Index Closing Level	Index Return	Coupon Barrier	Coupon Payment per $1,000 Principal Amount Note
First Observation Date	1,222.70	-2.50%	0.00%	$0.00
Second Observation Date	1,285.40	2.50%	5.00%	$0.00
Third Observation Date	1,191.35	-5.00%	10.00%	$0.00
Fourth Observation Date	1,379.46	10.00%	15.00%	$0.00
Final Observation Date	1,442.16	15.00%	20.00%	$0.00

On the first and third Observation Dates, the Index Closing Level was below the Initial Level, resulting in an Index Return below the applicable Coupon Barriers. On the second, fourth and final Observation Date, although the Index Closing Level is greater than the Initial Level, the Index Return on each such Observation Date is less than the applicable Coupon Barriers. In each case, because the Index Return is below the relevant Coupon Barrier on each Coupon Payment Date, no Coupon Payment will be made on the Notes on any of the Coupon Payment Dates.

Therefore, the sum of the Coupon Payments over the term of the Notes is equal to $0.00 per $1,000 principal amount Note.

PPS-3

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—Each Observation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Payment at Maturity—You will, subject to our credit risk, receive at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the Index. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Exposure to the U.S. Equities of the S&P 500® Index—The return on the Notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth under “Non Proprietary Indices—Equity Indices—S&P 500® Index” in the Index Supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct. The Notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the payments that are made annually on the Notes, if any. This comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed prior to maturity and are neither a prediction nor a guarantee of what the actual yield or payments on the Notes will be. In addition, to accruing interest income in accordance with the comparable yield, you will be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. You will not be required to separately include in income the annual Coupon Payments you receive on the Notes, if any.

One consequence of the application of the contingent payment debt instrument rules to your Notes is that you will likely be required to include an amount of interest in income in certain periods that exceeds the interest that is due on your Notes in such periods. Based on information provided to us by the Issuer, we expect that this will be the case in some of the taxable years that fall within the second half of the term of the Notes. Conversely, we expect that you may be required to include an amount of interest in income in some of the taxable years that fall within the first half of the term of the Notes that is less than the interest that is due on your Notes for such periods. In the aggregate, if you hold your Notes to maturity, the total amount of income you include should equal the total amount of interest you received.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield and projected payment schedule for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. It is possible that any Form 1099-OID you receive in respect of the Notes may not take net negative or positive adjustments into account and therefore may overstate or understate your interest inclusions. You should consult your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes will generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

PPS-4

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Alternative Treatments. The application of the rules governing contingent payment debt instruments to your Notes is unclear and the Internal Revenue Service could assert that the tax consequences to you are different than those described above. For example, it is possible that your Notes could be treated as variable rate debt instruments, in which case gain or loss from the sale of the Notes could be capital gain or loss and you would be required to include in income an amount of interest equal to the interest paid on your Notes during your taxable year. The rules applicable to variable rate debt instruments are discussed further under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Variable Rate Debt Instruments” in the accompanying prospectus supplement. It is also possible that the Internal Revenue Service could determine that the Notes should be subject to special rules for notes that provide for alternative payment schedules if, as of the issue date, one of such schedules is significantly more likely than not to occur. If your Notes are subject to those rules, the Notes would not be treated as contingent payment debt instruments and you would be required to include the stated interest on your Notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes. For a further discussion of these rules, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Notes With a Payment Schedule that is Significantly More Likely than Not to Occur” in the accompanying prospectus supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Characterized as Benefitting From Full Principal Protection”;

•	“Risk Factors—Additional Risks Relating to Digital Notes”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

PPS-5

In addition to the risks described above, you should consider the following:

•

You May Not Receive Any Coupon Payments on Your Notes—Your only return on the Notes, in addition to the return of your principal at maturity if you hold your Notes to maturity, will be the Coupon Payments, if any, that may be paid over the term of the Notes. If the Index Return, as calculated on any Observation Date, is less than the applicable Coupon Barrier, you will not receive any Coupon Payment on the related Coupon Payment Date. Even if the Index Closing Level on an Observation Date is greater than the Initial Level of the Index, you will not receive a Coupon Payment on the related Coupon Payment Date if the Index Closing Level on such Observation Date is less than the relevant Coupon Barrier. If the Index Return is below the applicable Coupon Barrier on each Observation Date, you will not receive any Coupon Payments over the term of the Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Your Maximum Gain on the Notes Is Limited to Coupon Payments—If the Index Return is greater than the applicable Coupon Barrier on any Observation Date, you will receive on the related Coupon Payment Date, for each $1,000 principal amount Note, a Coupon Payment equal to $1,000 multiplied by the Digital Percentage of 4.50%. Such payment will be made regardless of the extent to which the Index Return on the applicable Observation Date may exceed the Coupon Barrier, which may be significant.

•

The Coupon Payments Are Not Based on the Level of the Index at Any Time Other Than the Index Closing Level on Each Observation Date—Whether or not a Coupon Payment will be made on any Coupon Payment Date will be based solely on whether the Index Return, as measured on the applicable Observation Date, was equal to or greater than the relevant Coupon Barrier. The Index Return on any Observation Date will be based solely on the Index Closing Level on such Observation Date (subject to adjustments as described in the prospectus supplement). If the Index Return on any Observation Date is not equal to or greater than the Coupon Barrier with respect to such Observation Date, you will not be entitled to a Coupon Payment on the relevant Coupon Payment Date. If the Index Return, as measured on one or more Observation Dates, is less than the Coupon Barrier with respect to such Observation Date(s), the total amount of Coupon Payments will be less, and may be significantly less, than the amount of Coupon Payments you would have received had the Coupon Payments been based on levels of the Index at a time or times when the Index Return would have been higher than the relevant Coupon Barrier(s).

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including the payment of any Coupon Payments and any the return of the principal amount of your Notes at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Survivors Option—Upon the death of a beneficial owner of the Notes, there may be limitations on such beneficial owner’s authorized representative to exercise the Survivor’s Option on the Notes (as described below under “Description of Survivor’s Option”). In addition, as described under “Description of Survivor’s Option” below, upon the exercise of the Survivor’s Option by an authorized representative of a deceased beneficial owner of the Notes, such authorized representative will be entitled to receive only the principal amount of the deceased beneficial owner’s Notes (plus any Coupon Payments that have become payable on any Observation Date but have not yet been paid). No additional amounts will be paid on the Notes in respect of any increases or decreases in the Index Closing Level from the prior Observation Date to any future date, including any future Observation Dates.

PPS-6

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of Survivor’s Option

Upon request by the authorized representative of the beneficial owner of the Notes, Barclays Bank PLC will repay those Notes prior to the Maturity Date following the death of the beneficial owner of the Notes (the “Survivor’s Option”), provided such Notes were acquired by the deceased beneficial owner at least six months prior to the date of the request. Upon the valid exercise of the Survivor’s Option and the proper tender of the Notes for repayment, Barclays Bank PLC will repay such Notes, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in the Notes plus any Coupon Payments that have become payable on the Notes with respect to any Observation Date but have not yet been paid. For the avoidance of doubt, the authorized representative of the beneficial owner of the Notes will be entitled to receive only the principal amount of the deceased beneficial owner’s Notes (plus any Coupon Payments that have become payable on any Observation Date but have not yet been paid). No additional amounts will be paid on the Notes in respect of any increases or decreases in the Index Closing Level from the prior Observation Date to any future date, including any future Observation Dates.

For purposes of this section, a beneficial owner of Notes is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of such Notes, as well as the right to receive payment of the principal of the Notes.

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the Notes under the laws of the applicable jurisdiction (including, without limitation, the personal representative of or the executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner).

The death of a person holding a beneficial ownership interest in the Notes: (1) with any person in a joint tenancy with right of survivorship; or (2) with his or her spouse in tenancy by the entirety, tenancy in common, as community property or in any other joint ownership arrangement, will be deemed the death of a beneficial owner of those Notes, and the entire principal amount of the Notes (subject to the limitations described below) held in this manner will be subject to repayment by Barclays Bank PLC upon request. However, the death of a person holding a beneficial ownership interest in Notes as tenant in common with a person other than his or her spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the Notes, and only the deceased beneficial owner’s percentage interest in the principal amount of the Notes will be subject to repayment.

If the ownership interest in the Notes is held by a nominee for a beneficial owner or by a custodian under a Uniform Gifts to Minors Act or Uniform Transfer to Minors Act, or by a trustee of a trust, or by a guardian or committee for a beneficial owner, the death of the beneficial owner of the Notes will constitute death of the beneficial owner for purposes of the Survivor’s Option, if the beneficial ownership interest can be established to the satisfaction of Barclays Bank PLC. In these cases, the death of the nominee, custodian, trustee, guardian or committee will not be deemed the death of the beneficial owner of the Notes for purposes of the Survivor’s Option.

Barclays Bank PLC has the discretionary right to limit the aggregate principal amount of the Notes as to which exercises of the Survivor’s Option will be accepted by it from all authorized representatives of deceased beneficial owners in any calendar year, to an amount equal to 2.0% of the aggregate amount of the Notes, outstanding as of the end of the most recent calendar year.

Barclays Bank PLC also has the discretionary right to limit to $250,000 the aggregate principal amount of Notes as to which exercises of the Survivor’s Option will be accepted by Barclays Bank PLC from the authorized representative for any individual deceased beneficial owner of such notes in any calendar year. In addition, Barclays Bank PLC will not permit the exercise of the Survivor’s Option (a) for a principal amount less than $1,000, or (b) if such exercise will result in a beneficial ownership interest in a note with a principal amount of less than $1,000 outstanding.

An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. Elections to exercise the Survivor’s Option will be accepted in the order that they are received and approved by Barclays Bank PLC, except for any election the acceptance of which would contravene any of the limitations described above. Notes accepted for repayment through the exercise of the Survivor’s Option will be repaid on the third Business Day after the date of the acceptance and approval by Barclays Bank PLC. Each tendered Note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such Notes were originally tendered. If a Note tendered through a valid exercise of the Survivor’s Option is not accepted by Barclays Bank PLC, the trustee, upon receipt of a valid written instruction from Barclays Bank PLC or its agent, will deliver a notice to the registered holder that states the reason that Note has not been accepted for repayment.

PPS-7

To obtain repayment of the Notes pursuant to exercise of the Survivor’s Option, the deceased beneficial owner’s authorized representative must complete the Survivor’s Option form of notice (“Form of Notice”) and provide the following items to the broker or other entity through which the beneficial interest in the Notes is held by the deceased beneficial owner:

•	appropriate evidence satisfactory to Barclays Bank PLC that:

(1)	the deceased was the beneficial owner of the Notes at the time of death and his or her interest in the Notes was acquired by the deceased beneficial owner at least six months prior to the request for repayment,

(2)	the death of the beneficial owner has occurred and the date of death, and

(3)	the representative has authority to act on behalf of the deceased beneficial owner;

•

if the beneficial interest in the Notes is held by a nominee or trustee of, custodian for, or other person in a similar capacity to, the deceased beneficial owner, evidence satisfactory to Barclays Bank PLC from the nominee, trustee, custodian or similar person attesting to the deceased’s beneficial ownership of that Notes;

•

a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office in the United States);

•

tax waivers and any other instruments or documents that Barclays Bank PLC reasonably requires in order to establish the validity of the beneficial ownership of the Notes and the claimant’s entitlement to payment; and

•

any additional information Barclays Bank PLC requires to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the Notes.

In turn, the broker or other entity will deliver the completed Form of Notice and each of the above items to the trustee, and the trustee will forward the Survivor’s Option request to Barclays Bank PLC. The broker or other entity will be responsible for disbursing payments received from the trustee, through the facilities of DTC, to the authorized representative of the deceased beneficial owner. The Form of Notice may be obtained from Barclays Bank PLC, 745 Seventh Avenue, New York, NY 10019, Attention: Investor Solutions, telephone: (212) 412-3430.

During any time in which the Notes are not represented by a global note and are issued in definitive form:

•	all references in this section to participants and DTC, including the DTC’s governing rules, regulations and procedures, will be deemed inapplicable;

•

all determinations that the DTC participants are required to make as described in this section will be made by Barclays Bank PLC, including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in the Notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner; and

•	all redemption requests, to be effective, must:

•	be delivered by the representative to Barclays Bank PLC and to the trustee;

•	be made by completing the Form of Notice in accordance with the related instructions; and

•

be accompanied by, if applicable, a properly executed assignment or endorsement, in addition to all documents that are otherwise required to accompany a redemption request. If the record holder of the Note is a nominee of the deceased beneficial owner, a certificate or letter from the nominee attesting to the deceased’s ownership of a beneficial interest in the Note must also be delivered.

PPS-8

Barclays Bank PLC retains the right to limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option will be accepted from all authorized representatives of deceased beneficial owners and from the authorized representative for any individual deceased beneficial owner in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option generally will be determined by Barclays Bank PLC, which determination will be final and binding on all parties.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Closing Index Levels from January 7, 2002 through August 2, 2011. The Closing Index Level on August 2, 2011 was 1,254.05.

We obtained the Closing Index Levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-9